Exhibit 10.34

April 15, 2008

Eric Schwartz

Dear Eric:

This letter describes your international assignment by Equinix Operating Co., Inc. (the “Company”) to Equinix Services, ltd. in London, England, subject to the terms and conditions set forth in this letter agreement (the “Agreement”). The terms and conditions outlined in this letter are in effect only for the period of this Assignment (as defined below). At the end of the Assignment, upon repatriation to the United States, you will return to the normal terms and conditions of your regular employment, and will stop receiving the premiums, allowances, and differentials provided while on this Assignment. This Agreement shall constitute a modification of your existing terms and conditions of employment during the Assignment. To the extent any of the provisions of this Agreement conflict with any other contract of employment during the Assignment, the provisions of this Agreement will control.

International Assignment.

Your international assignment to London, England will begin on June 1, 2008, and is anticipated to continue for a period of approximately two (2) years, until approximately August 1, 2010 (the “Assignment”). At all times during the Assignment, you shall remain an employee of the Company, but you will be seconded to the UK subsidiary company. At the end of the Assignment, you shall return to the United States. The Company reserves the right to modify or terminate the Assignment at any time and repatriate you to the United States. The Company shall determine the timing of your repatriation upon the termination of the Assignment or at the conclusion of the Assignment, and your receipt of repatriation allowances or benefits is contingent upon your repatriation by the date designated by the Company. Your failure to repatriate upon the date determined by the Company shall constitute a breach of your obligations under this Agreement and shall be considered a resignation of your employment. During the Assignment, your employment shall continue to be “at-will,” meaning that the Company may terminate your employment and this Agreement at any time without advance notice or without cause.

For purposes of your Assignment, your home country shall be the United States and your host country shall be England. While on this Assignment, it is expected that you will continue to abide by the Company’s policies on an ongoing basis. Similarly, it is expected that you and your family members will abide by local laws in your host country. You also will continue to be bound by the Proprietary Information and Inventions Agreement (PIIA) that you signed on April 20, 2006. The Company may change its policies from time to time at its sole discretion. If the Company should change its policies as they relate to your assignment, you will be notified of the changes.

Duties and Responsibilities

As President, Equinix Europe, you will be responsible for all strategic, operational and financial results of the region. You will be required to travel on behalf of the Company in Europe and abroad, including visits to Company customers. You will be expected to work whatever hours are necessary to complete the job. You will report to Steve Smith, CEO & President. Of course, the Company may modify your position, title, duties, responsibilities and terms and conditions of employment from time to time as it deems necessary.

As President, Equinix Europe, you will be required to assume certain directorship positions in the Company’s European subsidiary companies. You hereby agree to relinquish any of these directorships at the end of the Assignment.

Basic Salary and Benefits

Your base salary will be increased to $270,000 per year, effective June 1, 2008, less all required withholdings and deductions and compensates you for all hours worked. You will remain on the US payroll and payroll cycles.

During the Assignment, your salary plus an annual amount of $35,920 to address the higher cost of living in the host country will be paid semi-monthly in home country currency to the U.S. bank account designated by you. The cash payment will be net of your mandatory home country obligations such as medical benefits, hypothetical tax, or other home country obligations. The cost of living amount will be paid for the duration of the Assignment.

You will receive an annual performance review on your home country annual review date.

You will be eligible to participate in the following benefits programs: health care coverage, dental, 401(k), life insurance, vacation, etc., normally provided to employees in the United States, and your benefits eligibility will be based on your original seniority date with the Company. In addition, during the Assignment the Company will enroll you and your dependants in an international health plan.

Should you receive any legally required host country payments, they will be applied as offsets against your salary, or incentive compensation, or allowances and/or home country benefit entitlements.

Bonus

You will continue to participate in the Equinix Cash Incentive Plan which includes 50% bonus opportunity at target.

Long-Term Incentive Plan

Your eligibility in the Company’s Long–Term Incentive Plan will continue.

Company Automobile

The Company will provide an allowance for leasing fees, insurance, and maintenance costs for one automobile, up to $21,900 annually, subject to all applicable withholding and payroll deductions. You will be responsible for gasoline costs and any traffic violations.

Familiarization Visit

The Company will pay for you and your spouse to visit the host country once prior to the estimated date of your family’s relocation. Pet boarding is provided if needed. This trip is intended to acquaint you and your spouse with the new location and assist you in locating suitable housing. You are encouraged to incorporate this visit with a regular business trip.

During the familiarization visit, the Company will pay for round–trip premium economy–class airfare, hotel, meals, transportation, and laundry for up to seven days, excluding travel time.

Please advise the Human Resources Department prior to making your travel reservations to arrange home search assistance, in–country orientation and counseling.

Transportation

The Company will pay the cost of flying you and your family members to the host country (via premium economy class).

Temporary Living

Temporary living expenses will be reimbursed for reasonable expenses incurred by the international assignee and eligible dependents in preparation for leaving the home country and for expenses incurred when arriving in the host country while waiting for the arrival of household goods. Temporary living expenses will be limited to no more than the number of days necessary, but in no event shall it exceed thirty (30) days in total. You may determine how the days are allocated between Home and Host Country. Care should be exercised not to move out of the home country residence until the proper foreign visas and work permits are obtained.

The following temporary living expenses may be reimbursed:

•	Lodging accommodations (hotel or apartment)

•	Rental car or taxi fees

•	Meals

You must coordinate temporary living arrangements with the International Relocation Consultant identified by the Company to obtain reimbursement of the above expenses. Reimbursements for Lodging or Transportation will not be made for days in which the assignee is also receiving a Housing or Transportation Allowance.

Moving Costs—Household Goods

The Company will pay to move your household goods by ocean freight from the home country to the host country. Direct pickups are limited to one from the residence and one from an office location, if applicable. Covered moving services include the cost of packing, shipping, insuring (up to US$9.00 per pound) and unpacking the household goods up to a maximum of 17,000 pounds or one 40–foot container. Office contents are exclusive of policy maximums and should be billed as a business expense.

The Company will consider shipping a portion of the household goods that are necessary for living (i.e., linens, kitchenware, clothing, etc.) by air freight. The portion of the goods shipped by air freight is not to exceed 500 pounds. In addition, any office contents that are being air shipped should be consolidated with personal effects.

Should temporary warehousing of your furnishings be necessary, the Company will pay the costs during the Assignment.

Settlement Allowance

A one–time, lump sum allowance in the net amount of $10,000 will be paid to you to assist you and your spouse while you are transitioning and settling in the host country.

Housing

You will receive Company-provided housing with a lease value up to $18,200 per month, in addition to the cost of normal and reasonable utilities and property insurance and the council tax being covered by the Company. You hereby acknowledge that the Company has paid a security deposit for your housing in London in the amount of $27,171. You hereby agree to repay the Company in full for the $27,171 security deposit, at the end of your Assignment, or if you voluntarily resign or are terminated for cause.

Before signing a real estate lease agreement in the host country, you must review the proposed document with a knowledgeable host country representative. You may not sign any lease without the Company’s prior approval, and the Company will not pay any housing expenses without a Company-approved lease. The following term must be included as part of the lease agreement:

Should the tenant be required by his/her employer to relocate, the tenant may terminate the lease agreement without penalties with a six–month written notice.

Property Management

Since you are choosing to self-manage your home in the United States, the Company will provide you with reimbursement of your property management costs (up to a maximum of $ 4,800 per year) with proper documentation. While on this Assignment, the company will provide property management services in your home country to assist with the rental of your home.

Travel and Business Expenses

The Company will reimburse you for your reasonable business and travel expenses. All travel and business expenses must be submitted for reimbursement with appropriate documentation pursuant to Company policy.

Vacation/Home Leave

The Company will provide round-trip premium economy airfare for you and your family to visit your home country twice every twelve months. The Company will pay for the rental of a standard size car for the duration of your home leave. However, you are expected to pay for gas, oil, tolls, airport transportation, etc. You will be eligible for ten (10) days of home leave each year (in addition to your US PTO accruals). Home leave will not accrue or carry over into the following year.

You will continue your eligibility under your home country PTO policy. Because your home country will be managing your PTO accrual, please continue to report all PTO time used through United States payroll.

Emergency Leave

In the event that you need to return to your home country as a result of a serious illness or death in your immediate family, you will be authorized emergency leave. Additionally, if you or an immediate family member develops a medical problem that cannot be adequately treated in your host country, the Company will pay to send you to the nearest location equipped to provide the required treatment.

Education for Dependants

During your Assignment, the Company will pay the cost of tuition, books and school transportation for your dependents’ K-12 schooling. You hereby acknowledge that the Company has paid a deposit to Abercorn School in London in the amount of £9,000 to reserve placement for the 2008 school year. This deposit will be refunded to you by Abercorn School upon your dependants’ withdrawal from the school (at the termination of your Assignment or before). You hereby agree to repay the Company in full for the £9,000 deposit, within ten (10) business days of your receipt of the refund.

Country Orientation

Country orientation assistance is available in the host country to help acquaint you and your spouse with host country cultural differences, adjustment issues, communities, schools, places of worship, effective local shopping techniques, etc. Fees up to $5,250 associated with this service are paid directly by the Company.

Driver Training

The Company pays the cost of driver’s education for employees and their dependents if the training is started within forty-five (45) days of arrival.

Tax Preparation

The Company will pay for the cost of preparing your and your dependants’ home country and foreign tax returns throughout your Assignment up to and including the year following your repatriation. Upon approval of the CFO and with the recommendation of our outside tax consultants, the Company may continue to pay for tax preparation services for additional years after your repatriation. The tax preparation will be done by the Company’s outside tax consultants. In the event of a tax audit covering those tax returns prepared by the Company’s outside consultants, you hereby agree to cooperate fully with the Company’s outside tax consultants and attorneys. The Company will be responsible for defending the tax positions taken in the tax returns in the event there is any challenge made by the tax authorities, and for paying any additional liabilities associated with these tax positions.

Prior to leaving on your Assignment, please arrange a departure interview with the BDO Seidman, LLP, the outside tax consultant used by the Company, in both your home country and England. Please contact your Human Resources Department in United States to obtain the name and phone number.

This meeting is very important since the BDO Seidman, LLP consultant in your home country will prepare your hypothetical tax calculation and will provide it to United States payroll, so your international payroll can be initiated.

Within the first week after your arrival in your host country, you should contact the local BDO Seidman, LLP consultant for your overseas entrance interview. The contact information will be provided to you during your departure interview.

Tax Equalization Program

The Tax Equalization Policy has two primary objectives:

•	To minimize any tax advantages or disadvantages to an employee on an international assignment.

•	To keep an employee’s tax obligation approximately the same as if he/she had remained in the home country.

The Company maintains a policy of tax equalization, i.e., the Company calculates a “hypothetical” home country income tax on your annual base salary and equity compensation based on the number of exemptions you have claimed on your actual tax return (the “Hypothetical Tax”). The Hypothetical Tax will be deducted from your salary throughout the year and becomes your tax obligation from the Company’s point of view. A hypothetical tax will also be withheld from any bonus payments. Hypothetical tax amounts will be adjusted annually. In turn, the Company then assumes financial responsibility for the tax obligation you incur in your home and host countries (with the exception of home country tax applicable to your non-Company sourced income). The Company’s tax equalization policy does not apply to any investment income, including rental income, or to any negative tax consequences that occur due to your refusal to repatriate at the Company’s request or at the conclusion of the Assignment and these remain solely your obligation.

Annually, once your home and host country tax returns are filed, the tax equalization reconciliations are prepared by BDO Seidman, LLP, comparing your actual tax liability to your hypothetical tax. This is done to ensure that your total amount of income tax paid approximates what you would have paid if you were working in your home country. The tax equalization reconciliation will determine if the Company owes you a tax equalization payment for the tax year or if you owe the Company additional hypothetical tax.

All foreign tax credits earned as a result of this Assignment belong to the Company. Any host country tax refunds must be forwarded to the Company.

In exchange for the tax equalization benefit, you hereby authorize the Company to deduct the hypothetical tax and any owed amounts from the tax reconciliation from your compensation, including any bonus compensation or any other amounts due to you from the Company.

Return To Home Country

At the end of the Assignment, the Company will repatriate you to the United States and will pay the transportation costs to bring you, your family, and household goods back to California, or another mutually agreed to location in the United States. Any repatriation costs borne by the Company are not related to your Assignment in the UK, but rather to your employment in the United States, and thus will not be subject to UK taxation. Upon repatriation, the Company cannot guarantee continued employment, but the Company will use reasonable efforts to find a comparable position for you in Foster City, California, in the United States, or another mutually agreed upon location. If, at that time, no comparable position is available for you within the Company in the United States, you will receive a severance payment equal to twelve (12) months’ base salary and a payment that is representative of your pro-rata bonus for the year in which you return from Assignment, in exchange for a signed full waiver and release provided by the Company.

Should the Company terminate your employment within the duration of this Assignment for any reason other than for cause, or should you voluntarily terminate your employment during the Assignment and return promptly to your home country upon a date designated by the Company, the Company will pay the transportation costs to bring you, your family, and household goods back to the United States.

The Company will assume the entire relocation expense after the successful completion of the Assignment; provided, however, that your receipt of repatriation allowances or benefits is contingent upon your repatriation by the date designated by the Company. The Company will not pay the transportation costs to bring you and your household goods back to your home country if you accept a new job and the new employer has a policy that provides reimbursement for relocation expenses.

Statutory Termination Payments

In the event locally legislated termination payments become payable upon your transfer to a Company affiliate to accept a new assignment with its parent, a subsidiary, or a subsidiary or affiliate of its parent, you agree to forfeit your rights in writing to all such payments or, if you had received such payments, you will immediately return them to the Company. If for any reason you decide not to forfeit and/or return such payments, the Company reserves the right to offset fully the value of your termination payments from any other form of compensation due, and the Company will not provide relocation expenses.

Immigration

Your Assignment will be subject to your obtaining and maintaining any necessary business and work visas (including successful completion of your medical examination that may be required to obtain a work permit or visa) in the countries to which you will be traveling during the Assignment. The Assignment will immediately terminate and you will be repatriated if any necessary immigration visa(s), work permit(s) and related documentation are either withheld or withdrawn or expire without renewal. The Company shall cover all immigration costs related to your relocation to your host country, including the costs of any pre-departure medical exam that is not covered by your medical insurance. Your Human Resources representative in the home country will refer you and your spouse to appropriate legal counsel to help you process your application for immigration. This should be your top priority since work permit approval is required prior to starting the Assignment and immigration proceedings can be very lengthy. You should ensure timely provision of requested information to enable the application process to happen in the most timely and efficient manner as possible. It is your responsibility to ensure that you have a valid passport for travel to England.

You shall not use any immigration visa(s), work permit(s), or related documentation and permissions that you obtain pursuant to your Assignment other than in connection with your employment with the Company and you must relinquish all such documents to the Company upon the conclusion and/or termination of your Assignment.

Severability

If any provision of this agreement is held by any Court of competent jurisdiction to be invalid or unenforceable in whole or in part, the remaining provisions of this contract of employment shall continue in full force and effect.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of California.

Entire Agreement

This Agreement, together with your PIIA, constitutes the entire agreement between you and the Company regarding the terms of your Assignment and it is the complete, final, and exclusive embodiment of your agreement with regard to this subject matter and supersedes any other promises, warranties, representations or agreements, whether written or oral. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

From time to time, the Company may modify or cancel its personnel policies or company benefits plans consistent with the needs of the business.

We hope the terms and conditions herein are acceptable. Please signify your acceptance of the foregoing by signing the duplicate enclosed copy of this Agreement and returning it to me by April 22, 2008.

Yours sincerely,

/s/ Steve Smith
Equinix Steve Smith CEO & President

Enclosure

Accepted and Agreed:

/s/ Eric Schwartz	4/22/08
Eric Schwartz	Date